              Independent Accountant's Consent


The Board of Directors
First National Bancorp:

We consent to the incorporation by reference in the Registration Statements (No. 33-32997), (No. 33-24985),
(No. 33-41878), (No. 33-61586), (No. 33-68770) and (No.
33-56969) on Form S-8 and (No. 33-57019) on Form S-3 of
First National Bancorp of our report dated January 27,
1995, relating to the consolidated balance sheets of First National Bancorp and subsidiaries as of December
31, 1994 and 1993, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, which is report is incorporated by reference in the December 31, 1994 annual report on Form 10-K of First National Bancorp.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for investments to adopt the provisions of Statements of Financial Accounting Standards (SFAS) No.
115, Accounting for Certain Investments in Debt and
Equity Securities, at December 31, 1993. As discussed in Notes 1 and 9 to the consolidated financial statements, the Company changed its method of accounting for income taxes in 1993 to adopt the provisions of SFAS No. 109, Accounting for Income
Taxes. As discussed in Notes 1 and 10 to the consolidated financial statements, the Company also adopted the provisions of SFAS No. 106, Employers'
Accounting for Postretirement Benefits Other than
Pensions, in 1993.


KPMG PEAT MARWICK LLP

Atlanta, Georgia
March 28, 1995